Investor Contacts:
Alex Wellins or Molly Plyler
The Blueshirt Group, for Napster
(415) 217-7722
alex@blueshirtgroup.com; molly@blueshirtgroup.com

NAPSTER REPORTS $30.3 MILLION IN FIRST QUARTER SALES AND
POSITIVE RESULTS FROM NEW MP3 INITIATIVE

LOS ANGELES, Calif. - August 11, 2008 - Napster (NASDAQ: NAPS) today reported financial results for its first quarter ended June 30, 2008.

“Napster delivered a solid first quarter of $30.3 million in sales, which was relatively flat compared to the fourth quarter of fiscal 2008 reflecting the beginning of the summer season,” said Chris Gorog, chairman and CEO. “Our continued focus on expenses resulted in cash flow positive results for our fifth consecutive quarter, and we are pleased to begin to see the positive impacts from both the launch of our new MP3 store and the expansion of Napster Mobile. The introduction of MP3’s into our line-up has created positive trends for Napster with increases to visitation and user engagement. In addition, track sales per subscriber were up 10% in July, month over month, with total track sales up 5% during the same period. The roll out of Napster Mobile is driving forward and Napster compatible handsets will expand by millions of new units in the coming months. We expect that Napster Mobile will make the most significant contribution to our growth in fiscal 2009 bolstered by the integration of MP3 sales into our product line-up.”

Napster also announced that its award-winning music subscription service will be offered on Lenovo’s new line of consumer notebook computers in the U.S. and Canada. Lenovo is one of the top four computer manufacturers globally in terms of market share.

Net revenue for the first quarter of fiscal 2009 was $30.3 million compared to $30.8 million in the fourth quarter of fiscal 2008. Gross margin increased to 27% in the first quarter of fiscal 2009 compared to 26% in the fourth quarter of fiscal 2008. Net loss for the first quarter of fiscal 2009 was $4.4 million, or $0.10 per basic and diluted share, compared to a net loss of $4.3 million, or $0.10 per basic and diluted share, in the fourth quarter of fiscal 2008.

Napster ended the first fiscal quarter with a total of $70.3 million of cash, cash equivalents and investments, up $500,000 from $69.8 million at March 31, 2008. Napster had approximately 708,000 paid subscribers at June 30, 2008 compared to 760,000 paid subscribers at March 31, 2008.

Business Outlook
“We expect our second fiscal quarter revenue to be approximately $30 million depending on the pace of our Napster Mobile roll outs, including new compatible handsets and carrier promotions, as well as other new marketing initiatives. We are targeting a relatively flat spend during the second quarter, excluding one-time items. Considering our stronger holiday seasonal patterns and the anticipated further expansion of Napster Mobile later this year, we expect revenue to increase in the second half of fiscal 2009,” said Suzanne M. Colvin, Napster’s interim chief financial officer.

Conference Call Information
The Napster first-quarter teleconference and webcast is scheduled to begin at 2:00 p.m. PDT on Monday, August 11, 2008. To participate on the live call, analysts and investors should dial 800-366-3964 at least ten minutes prior to the call. Napster will also offer a live and archived webcast of the conference call, accessible from the "Investor Relations" section of the company’s Web site at http://investor.napster.com.

About Napster
Napster, the pioneer of digital music, offers the ultimate in interactive music experiences, creating better ways to discover, share, acquire and enjoy music -- anytime, anywhere. The Company's offerings include "Napster" (www.Napster.com) -- the premier online music destination featuring the most popular on-demand music subscription service in the world and the largest, most comprehensive MP3 download store on the market; "Freenapster" (www.freenapster.com) -- a unique Web experience offering free on demand music legally; and "Napster Mobile" -- one of the industry's fastest growing mobile music platforms. Headquartered in Los Angeles, Napster's services are available in markets across the Americas, Europe and Japan.

Safe Harbor Statement
Except for historical information, the matters discussed in this press release (including the matters set forth under “Business Outlook” , Napster’s expectation that Napster compatible handsets will expand by millions of new units in the coming months and Napster’s expectations regarding the contribution to its growth from Napster Mobile in fiscal 2009) are forward-looking statements that are subject to certain risks and uncertainties such as our limited operating history; failure to develop new products and services; flaws inherent in our products or services; decreased demand for our products and services; failure of our products to interoperate with the hardware products of our customers; the adoption rate of mobile platforms as a method of digital music purchase, including the rate of adoption of music-enabled cell phones compatible with the Company's service offerings; intense and varied competition; failure to maintain relationships with strategic partners and content providers; and general economic conditions; that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster's reports filed with the Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q as filed with the SEC on August 11, 2008, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Napster assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2008 Napster, LLC. All rights reserved. Napster is a registered trademark of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.

NAPSTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	As of
	June 30, 2008	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$36,881	$32,628
Short-term investments	30,731	37,164
Accounts receivable, net of allowance for doubtful accounts of $41 at June 30, 2008 and $16 at March 31, 2008	2,476	2,365
Prepaid expenses and other current assets	3,576	2,289
Total current assets	73,664	74,446
Long-term investments	2,708	-
Property and equipment, net	2,909	3,358
Goodwill	34,658	34,658
Identifiable intangible assets, net	3,011	3,560
Other assets	381	285
Total assets	$117,331	$116,307

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,950	$1,745
Accrued liabilities	35,772	31,166
Deferred revenues	5,696	6,474
Total current liabilities	44,418	39,385
Long-term liabilities
Deferred income taxes	4,830	4,593
Other long-term liabilities	47	28
Total liabilities	49,295	44,006
Stockholders' equity:
Common stock, $0.001 par value; Authorized: 100,000 shares; Issued and Outstanding: 47,853 shares at June 30, 2008 and 46,122 shares at March 31, 2008	48	46
Additional paid-in capital	266,931	266,447
Accumulated deficit	(199,028)	(194,646)
Accumulated other comprehensive income	85	454
Total stockholders' equity	68,036	72,301
Total liabilities and stockholders' equity	$117,331	$116,307

NAPSTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2008	2008	2007

Net Revenues:	$30,317	$30,782	$32,254

Cost of revenues:	22,012	22,630	23,451

Gross margin	8,305	8,152	8,803

Gross margin %	27%	26%	27%

Operating expenses:
Research and development	2,015	2,357	2,712
Sales and marketing	3,970	4,442	3,991
General and administrative	6,514	5,418	5,965
Amortization of intangible assets	550	680	1,539
Total operating expenses	13,049	12,897	14,207
Loss from continuing operations	(4,744)	(4,745)	(5,404)

Other income, net	339	787	1,431
Loss before income tax benefit (provision)	(4,405)	(3,958)	(3,973)
Income tax benefit (provision)	23	(340)	(271)

Net loss	$(4,382)	$(4,298)	$(4,244)

Basic and diluted net loss per share	$(0.10)	$(0.10)	$(0.10)

Weighted average shares used in computing net loss per share
Basic and diluted	43,868	43,631	43,408